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Dentsply International Inc.
Quarterly Financial Information (Unaudited)
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                                                    First         Second          Third          Fourth          Total
                                                   Quarter        Quarter        Quarter        Quarter           Year
                                                                   (in thousands, except per share amounts)

2003

Net sales from continuing operations          $    371,236   $    394,478   $    375,503   $    429,708   $    1,570,925
Gross profit from continuing operations            182,762        198,075        183,801        208,563          773,201
Operating income from continuing operations         60,524         69,840         63,781         73,838          267,983
Net income from continuing operations               37,439         43,450         40,287         48,677          169,853
Net income from discontinued operations                828            768          1,027          1,707            4,330
Net income                                    $     38,267   $     44,218   $     41,314   $     50,384   $      174,183

Earnings per common share - basic
  Continuing operations                       $       0.48   $       0.55   $       0.51   $       0.62   $         2.16
  Discontinued operations                             0.01           0.01           0.01           0.02             0.05
Total earnings per common share               $       0.49   $       0.56   $       0.52   $       0.64   $         2.21

Earnings per common share - diluted
  Continuing operations                       $       0.47   $       0.54   $       0.50   $       0.60   $         2.11
  Discontinued operations                             0.01           0.01           0.01           0.02             0.05
Total earnings per common share               $       0.48   $       0.55   $       0.51   $       0.62   $         2.16

Cash dividends declared per common share      $      0.046   $      0.046   $     0.0525   $     0.0525   $        0.197

2002

Net sales from continuing operations          $    331,650   $    361,601   $    340,301   $    384,048   $    1,417,600
Gross profit from continuing operations            163,169        178,654        171,239        191,349          704,411
Operating income from continuing operations         55,715         62,945         59,539         71,253          249,452
Net income from continuing operations               32,148         35,810         34,900         40,783          143,641
Net income from discontinued operations                948          1,010            866          1,487            4,311
Net income                                    $     33,096   $     36,820   $     35,766   $     42,270   $      147,952

Earnings per common share - basic
  Continuing operations                       $       0.41   $       0.46   $       0.45   $       0.52   $         1.84
  Discontinued operations                             0.01           0.01           0.01           0.02             0.05
Total earnings per common share               $       0.42   $       0.47   $       0.46   $       0.54   $         1.89

Earnings per common share - diluted
  Continuing operations                       $       0.40   $       0.45   $       0.44   $       0.51   $         1.80
  Discontinued operations                             0.01           0.01           0.01           0.02             0.05
Total earnings per common share               $       0.41   $       0.46   $       0.45   $       0.53   $         1.85

Cash dividends declared per common share      $      0.046   $      0.046   $      0.046   $      0.046   $        0.184

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